Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan and Consolidated Communications 401(k) Plan for Texas Bargaining Associates, (ii) on Form S-8 (No. 333-128934) pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, (iii) on Form S-8 (No. 333-166757) pertaining to the Consolidated Communications, Inc. 2005 Long-Term Incentive Plan, and (iv) on Form S-8 (No. 333-182597) pertaining to the SureWest Communications Employee Stock Ownership Plan of Consolidated Communications Holdings, Inc. of our reports dated March 2, 2012, with respect to the consolidated financial statements of SureWest Communications, and the effectiveness of internal control over financial reporting of SureWest Communications included in the Annual Report (Form 10-K) of SureWest Communications for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Sacramento, California

September 10, 2012